UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

SUPER MICRO COMPUTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 Rock Avenue

San Jose, California 95131

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:

(408) 503-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2023, Super Micro Computer, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”) and certain selling stockholders (the “Selling Stockholders”), relating to an underwritten public offering (the “Offering”) of 2,100,700 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including 2,000,000 shares offered by the Company, and 100,700 shares offered by the Selling Stockholders, at a public offering price of $262.00 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters the right to purchase from the Company up to an additional 315,105 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”), exercisable within a 30-day period at the public offering price less underwriting discounts and commissions. On December 1, 2023, the Underwriters exercised their option to purchase the Option Shares in full.

The Offering was made pursuant to an automatically effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2023 (File No. 333-275819) and a final prospectus relating to the Offering, filed with the SEC on December 4, 2023.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company and also provides for customary conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and is incorporated by reference herein.

A copy of the legal opinion, including the related consent, of DLA Piper LLP (US) relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On December 5, 2023, the Offering closed and the Company completed the sale and issuance of 2,315,105 shares of Common Stock and the Selling Stockholders sold an additional 100,700 shares of the Common Stock. The Company received net proceeds of approximately $582.9 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company did not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 30, 2023, by and among Super Micro Computer, Inc., J.P. Morgan Securities LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the underwriters named therein

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included as Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: December 5, 2023	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board